Exhibit 99.1

FNBH BANCORP INC

Dear Shareholder,

FNBH Bancorp, Inc. reported net income of $77,000 for the quarter ended June 30, 2011.  This compares to a $915,000 loss for the second quarter of last year and a $223,000 loss in the first quarter of 2011.

Total noninterest expense decreased $583,000 from the second quarter of 2010 driven by $356,000 of expense savings from continued efficiency initiatives, a $102,000 reduction in FDIC premium expense and a $125,000 decrease in other real estate losses.    Consistent with improved economic conditions and asset quality metrics, provision for loan loss expense was reduced by $400,000 from the prior year.

For the six months ended June 30, 2011, we reported a net loss of $146,000 which represents substantial improvement from the comparable period loss of $1,535,000 reported in 2010.

Our second quarter 4.27% net interest margin remains strong and above our peer group bank average.  Balance sheet liquidity consisted of $27.9 million in cash and cash equivalents and $41.0 million in investment securities at quarter end.

 At June 30, 2011, the Bank’s total capital to risk-weighted assets ratio and Tier One capital ratio were 5.71% and 3.54%, respectively.  These ratios are significantly less than minimum capital requirements imposed by the Bank’s primary regulator.  As discussed in prior shareholder letters, the terms of our Consent Order with the Office of the Comptroller of the Currency requires the Bank to maintain total capital of at least 11% of risk-weighted assets and Tier One capital equal to at least 8.50% of adjusted total assets.

We continue to meet with potential investors to progress our capital raise.  The Company’s return to a stronger capital position would provide many important benefits and facilitate further earnings enhancement.

A Special Meeting of Shareholders will be held at 10:00 a.m. on September 22, 2011 at the Howell main office.  The purpose of this meeting is to vote on a proposal to amend the Corporation’s Articles of Incorporation to authorize a 1-for-7 reverse stock split of the Corporation’s outstanding shares of common stock.  The primary purpose of the reverse stock split is to increase the number of the Corporation’s authorized common stock available for future issuance.  This, in turn, will save the Company money by avoiding the need to register our shares of preferred stock with the Securities and Exchange Commission.

In addition to the savings in future expenses, having more authorized and unissued shares available for issuance is necessary for our recapitalization efforts; accordingly, your Board of Directors strongly urge you to vote in favor of the proposal by timely voting your Proxy.  The 1-for-7 reverse stock split will not change your percentage ownership of the Corporation.

Should you have any questions or comments regarding the Bank or the Special Shareholder Meeting proposal, please call me at 517-545-2221 or visit at our Howell main office.

On behalf of the entire FNBH Bancorp family, thank you for your continued commitment to community banking and your investment in our Company.

Sincerely,

Ronald L. Long

President and CEO

FNBH Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
Assets	June 30, 2011	December 31, 2010
Cash and due from banks	$27,691,632	$40,376,267
Short term investments	196,524	196,159
Total cash and cash equivalents	27,888,156	40,572,426

Investment securities:
Investment securities available for sale, at fair value	41,033,144	27,269,670
FHLBI and FRB stock, at cost	779,050	901,350
Total investment securities	41,812,194	28,171,020

Loans held for investment:
Commercial	193,045,176	203,025,518
Consumer	15,482,141	16,641,544
Real estate mortgage	15,293,950	16,271,284
Total loans held for investment	223,821,267	235,938,346
Less allowance for loan losses	(12,650,158)	(13,970,170)
Net loans held for investment	211,171,109	221,968,176
Premises and equipment, net	7,675,905	7,692,185
Other real estate owned, held for sale	2,967,340	4,294,212
Accrued interest and other assets	2,014,250	2,642,511
Total assets	$293,528,954	$305,340,530

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	$77,400,567	$62,294,189
NOW	28,571,521	52,018,941
Savings and money market	76,191,484	75,226,475
Time deposits	95,597,089	100,382,011
Brokered certificates of deposit	3,367,454	3,358,573
Total deposits	281,128,115	293,280,189
Accrued interest, taxes, and other liabilities	1,998,358	1,926,543
Total liabilities	283,126,473	295,206,732

Shareholders' Equity
Preferred stock, no par value. Authorized 30,000 shares; no shares issued and outstanding	-	-
Common stock, no par value. Authorized 7,000,000 shares at June 30, 2011 and December 31, 2010; 3,171,523 shares issued and outstanding at June 30, 2011 and 3,165,392 shares issued and outstanding at December 31, 2010	7,072,759	6,935,140
Retained earnings	2,601,778	2,747,615
Deferred directors' compensation	577,111	708,372
Accumulated other comprehensive income (loss)	150,833	(257,329)
Total shareholders' equity	10,402,481	10,133,798
Total liabilities and shareholders' equity	$293,528,954	$305,340,530

FNBH Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Interest and dividend income:
Interest and fees on loans	$2,939,342	$3,291,285	$5,903,588	$6,736,293
Interest and dividends on investment securities:
U.S. Treasury, agency securities and CMOs	275,452	195,740	468,897	406,361
Obligations of states and political subdivisions	67,544	69,681	131,308	142,958
Other securities	6,611	6,016	12,326	10,809
Interest on short term investments	499	143	822	232
Total interest and dividend income	3,289,448	3,562,865	6,516,941	7,296,653
Interest expense:
Interest on deposits	399,554	658,872	850,557	1,367,686
Interest on other borrowings	-	-	-	1,174
Total interest expense	399,554	658,872	850,557	1,368,860

Net interest income	2,889,894	2,903,993	5,666,384	5,927,793
Provision for loan losses	800,002	1,200,000	1,600,000	2,400,000
Net interest income after provision for loan losses	2,089,892	1,703,993	4,066,384	3,527,793

Noninterest income:
Service charges and other fee income	672,076	780,621	1,299,082	1,554,894
Trust income	49,515	57,819	103,026	129,390
Other	559	(1,582)	31,961	(135)
Total noninterest income	722,150	836,858	1,434,069	1,684,149

Noninterest expense:
Salaries and employee benefits	1,170,236	1,306,658	2,382,426	2,705,905
Net occupancy expense	209,140	255,547	480,113	539,921
Equipment expense	101,456	83,583	180,378	173,733
Professional and service fees	402,485	437,324	753,037	827,705
Loan collection and foreclosed property expenses	111,322	164,955	263,846	431,380
Computer service fees	109,242	116,664	221,883	233,765
Computer software amortization expense	59,354	64,284	119,306	130,328
FDIC assessment fees	258,319	360,493	583,486	716,854
Insurance	135,876	182,744	283,316	344,022
Printing and supplies	50,786	38,981	80,419	73,778
Director fees	19,938	16,125	39,125	33,075
Net loss on sale/writedown of OREO and repossessions	16,513	141,513	41,668	172,763
Other	168,156	226,783	294,989	364,976
Total noninterest expense	2,812,823	3,395,654	5,723,992	6,748,205

Loss before federal income taxes	(781)	(854,803)	(223,539)	(1,536,263)

Federal income tax expense (benefit)	(77,702)	60,542	(77,702)	(774)
Net income (loss)	$ 76,921	$(915,345)	$(145,837)	$(1,535,489)

Per share statistics:
Basic and Diluted EPS	$ 0.02	$ (0.29)	$ (0.05)	$ (0.48)
Dividends	$ -	$ -	$ -	$ -
Basic and diluted average shares outstanding	3,197,837	3,191,928	3,197,729	3,190,668